                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                       THOMAS INDUSTRIES INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)   Title of each class of securities to which transaction
                 applies:
                 ---------------------------------------------------------
           (2)   Aggregate number of securities to which transaction
                 applies:
                 ---------------------------------------------------------
           (3)   Per unit price or other underlying value of transaction
                 computed pursuant to Exchange Act Rule 0-11 (set forth
                 the amount on which the filing fee is calculated and
                 state how it was determined):
                 ---------------------------------------------------------
           (4)   Proposed maximum aggregate value of transaction:
                 ---------------------------------------------------------
           (5)   Total fee paid:
                 ---------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)   Amount Previously Paid:
                 ---------------------------------------------------------
           (2)   Form, Schedule or Registration Statement No.:
                 ---------------------------------------------------------
           (3)   Filing Party:
                 ---------------------------------------------------------
           (4)   Date Filed:
                 ---------------------------------------------------------

                             THOMAS INDUSTRIES INC.
                              4360 BROWNSBORO ROAD
                                   SUITE 300
                           LOUISVILLE, KENTUCKY 40207
                                 (502) 893-4600

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 19, 2001

TO THE SHAREHOLDERS:

    The Annual Meeting of Shareholders of Thomas Industries Inc., a Delaware corporation, will be held at the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky, on Thursday, April 19, 2001, at 10:00 A.M. Eastern Daylight Time, for the following purposes:

    1.  To elect two Class III directors.

    2. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on March 2, 2001, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.

                                               By Order of the Board of Directors

                                               Phillip J. Stuecker
                                               VICE PRESIDENT OF FINANCE,
                                                 CHIEF FINANCIAL OFFICER, AND SECRETARY

March 12, 2001

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN, AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE FOR MAILING IN THE UNITED STATES. A PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

                             THOMAS INDUSTRIES INC.
                              4360 BROWNSBORO ROAD
                                   SUITE 300
                           LOUISVILLE, KENTUCKY 40207
                            ------------------------

                                PROXY STATEMENT

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 19, 2001

                             ---------------------

To the Shareholders of
  THOMAS INDUSTRIES INC.:

    This Proxy Statement is being mailed to shareholders on or about March 12, 2001, and is furnished in connection with the solicitation by the Board of Directors of Thomas Industries Inc., a Delaware corporation (the "Corporation"), of proxies for the Annual Meeting of Shareholders to be held on April 19, 2001, for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. If the form of Proxy which accompanies this Proxy Statement is executed and returned, it will be voted. A Proxy may be revoked at any time prior to the voting thereof by written notice to the Secretary of the Corporation.

    A majority of the outstanding shares entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. With regard to the election of directors and any other proposal submitted to a vote, approval requires the affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at this meeting. Shares represented by proxies which are marked "abstain" or to deny discretionary authority on any matter will be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matters. Broker "non-votes" will not affect the determination of the outcome of the vote on any proposal to be decided at the meeting.

    Expenses incurred in the solicitation of proxies will be borne by the Corporation. Officers of the Corporation may make additional solicitations in person or by telephone. In addition, the Corporation has retained Corporate Investor Communications, Inc., to assist in the solicitation of proxies for a fee of $5,500, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with the solicitation.

    The Annual Report to Shareholders for fiscal year 2000 accompanies this Proxy Statement. If you did not receive a copy of the report, you may obtain one by writing to the Secretary of the Corporation.

    As of March 2, 2001, the Corporation had outstanding 15,148,486 shares of Common Stock; and such shares are the only shares entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

                        SECURITIES BENEFICIALLY OWNED BY
                     PRINCIPAL SHAREHOLDERS AND MANAGEMENT

    Set forth in the following table are the beneficial holdings (and the percentages of outstanding shares represented by such beneficial holdings) as of March 2, 2001, except as otherwise noted, of (i) each person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 [the "Exchange Act"]) known by the Corporation to own beneficially more than 5 percent of its outstanding Common Stock, (ii) directors and nominees,
(iii) the executive officers named in the Summary Compensation Table who are not directors, and (iv) all executive officers, directors, and nominees as a group.

    Under Rule 13(d)(3) of the Exchange Act, persons who have the power to vote or dispose of Common Stock of the Corporation, either alone or jointly with others, are deemed to be beneficial owners of such Common Stock. Because the voting or dispositive power of certain stock listed in the following table is shared, the same securities in such cases are listed opposite more than one name in the table. The total number of shares of Common Stock of the Corporation listed in the table, after elimination of such duplication, is 6,043,018, (39.89 percent of the outstanding Common Stock).

                                                          NUMBER OF SHARES
                                                           AND NATURE OF             PERCENT
                            NAME                        BENEFICIAL OWNERSHIP         OF CLASS
                            ----                        --------------------         --------
  (i)  Gabelli Group .................................       2,900,474(1)             19.15%
         One Corporate Center
         Rye, NY 10580

       Southeastern Asset Management, Inc ............       2,075,450(2)             13.71
         6410 Poplar Avenue, Suite 900
         Memphis, TN 38119

 (ii)  Timothy C. Brown ..............................         280,612(3)(5)           1.85

       Wallace H. Dunbar..............................         343,360(4)(6)(7)        2.27

       H. Joseph Ferguson.............................         108,680(4)(7)            *

       Gene P. Gardner................................          44,436(4)               *

       Lawrence E. Gloyd..............................          28,189(4)               *

       William M. Jordan..............................         105,652(4)(7)            *

       Franklin J. Lunding, Jr........................         107,714(4)(7)            *

       Anthony A. Massaro.............................          11,586(4)               *

(iii)  Phillip J. Stuecker............................         113,413(5)               *

       Bernard R. Berntson............................          61,081(5)               *

       Clifford C. Moulton............................          76,661(5)               *

 (iv)  All Executive Officers, Directors, and Nominees       1,067,094(4)(5)(8)        7.04
         as a Group (12 people).......................

--------------------------

*   Less than 1.0%

(1) Based on an amendment to Schedule 13D filed by certain reporting persons (the "Gabelli Group") with the Securities and Exchange Commission dated March 2, 2001. One of the members of the Gabelli Group, GAMCO
    Investors, Inc., beneficially owns 2,407,474 shares, representing 15.89% of the outstanding Common Stock. GAMCO Investors, Inc. has sole voting power with respect to 2,384,474 of such shares. The other reporting persons included in this group are Gabelli Funds, LLC, Gemini Capital Management Limited, Gabelli Group Capital Partners, Inc., Gabelli Asset
    Management Inc., Marc J. Gabelli, and Mario J. Gabelli.

(2) Based on a Schedule 13G filed by Southeastern Asset Management, Inc., with the Securities and Exchange Commission in February 2001. Longleaf Partners Small Cap Fund beneficially owns 1,692,850 shares, representing 11.18% of the outstanding Common Stock. Southeastern Asset Management, Inc., has sole voting power with respect to 187,000 shares. O. Mason Hawkins is included as a reporting person in this group.

(3) Excludes 352 shares owned separately by Mr. Brown's spouse. Mr. Brown disclaims that he is the beneficial owner of any shares of which except for Rule 13d-3 he would not be deemed the beneficial owner.

(4) Includes shares that may be acquired pursuant to options exercisable within sixty days under the Thomas Industries Inc. Nonemployee Director Stock Option Plan as follows: Messrs. Ferguson, Gardner, Gloyd, and Lunding, 21,000 shares each; Mr. Jordan, 15,000 shares; Mr. Dunbar, 12,000 shares; and Mr. Massaro, 9,000 shares.

(5) Includes shares that may be acquired pursuant to stock options exercisable within sixty days as follows: Mr. Brown, 206,250 shares; Mr. Stuecker, 64,875 shares; Mr. Berntson, 48,400 shares; Mr. Moulton, 55,950 shares; and all executive officers as a group, 397,975 shares.

(6) Includes 3,048 shares owned by the Dunbar Foundation, for which Mr. Dunbar serves as President. Mr. Dunbar disclaims beneficial ownership of such shares.

(7) Includes 82,430 shares held by the Thomas Industries Master Trust, as amended, of which Messrs. Ferguson, Jordan, Lunding, and Dunbar comprise the Investment Committee. The Investment Committee has the power to vote and direct disposition of such shares, except for certain restrictions placed upon the Investment Committee by the Trustee in the event of a tender offer for the shares of the Corporation. Messrs. Ferguson, Jordan, Lunding, and Dunbar disclaim beneficial ownership of such shares.

(8) The total number of shares of Common Stock of the Corporation reported for executive officers, directors, and nominees as a group is shown after eliminating duplication within the table.

                             ELECTION OF DIRECTORS

    The Restated Certificate of Incorporation of the Corporation provides that the Board of Directors of the Corporation shall be divided into three classes, as nearly equal in number as possible, with one class being elected each year for a three-year term. At the Annual Meeting of Shareholders, two Class III directors are to be elected to serve until 2004, and six directors will continue to serve in accordance with their prior election or appointment.

    It is intended that the proxies (except proxies marked to the contrary) will be voted for the nominees listed below, all of whom are members of the present Board of Directors. It is expected that the nominees will serve; but if any nominee declines or is unable to serve for any unforeseen cause, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.

    The Board of Directors recommends a vote FOR each of the Class III nominees.

NOMINEES AND CONTINUING DIRECTORS

    The following table sets forth certain information with respect to the nominees and the continuing directors:

         NAME, AGE AND YEAR
       FIRST ELECTED DIRECTOR                   PRINCIPAL OCCUPATION AND OTHER INFORMATION
-------------------------------------  ------------------------------------------------------------
                    CLASS III NOMINEES FOR ELECTION WITH TERMS EXPIRING IN 2004

H. Joseph Ferguson ..................  Founded Ferguson, Wellman, Rudd, Purdy & Van Winkle Inc.
    Age 67    1989                     ("FWRPV") in 1975 (registered investment advisers). Retired as a director of FWRPV on December 31, 1997, and was
                                       President of FWRPV until 1993.

Anthony A. Massaro ..................  President and Chief Executive Officer of The Lincoln
    Age 56    1997                     Electric Company (manufacturer of arc welding products)
                                       ("Lincoln") since 1996 and Chairman of the Board since 1997.
                                       Chief Operating Officer of Lincoln during 1996. President of
                                       Lincoln (International) from 1995 to 1996. Director of
                                       Commercial Metals, Inc., and Cleveland Cliffs, Inc.

                           CLASS I DIRECTORS WITH TERMS EXPIRING IN 2002

Gene P. Gardner .....................  Retired Chairman of the Board and Chief Executive Officer of
    Age 71    1986                     Beaver Dam Coal Company (coal properties). Director of
                                       Beaver Dam Coal Company since 1983.

Lawrence E. Gloyd ...................  Retired in March 2000 as Chairman of the Board and Chief
    Age 68    1987                     Executive Officer of CLARCOR Inc. (manufacturer of
                                       filtration and packaging products), a position held since
                                       1990. Director of AMCORE Financial, Inc., and Woodward
                                       Governor Co.

William M. Jordan ...................  Retired President and Chief Operating Officer of Flowserve
    Age 57    1995                     Corp. (manufacturer of pumps and related products).
                                       President and Chief Operating Officer of Flowserve Corp.
                                       from May 1997 to October 1999, and prior thereto Chairman,
                                       President, and Chief Executive Officer of The Duriron
                                       Company, Inc. Director of NIBCO.

                          CLASS II DIRECTORS WITH TERMS EXPIRING IN 2003

Timothy C. Brown ....................  President and Chief Executive Officer of the Corporation
    Age 50    1989                     since February 1992 and Chairman of the Board since April
                                       1995. Director of National City Bank, Kentucky.

Wallace H. Dunbar ...................  Chairman of the Board of Americo Group (vinyl and fabric
    Age 69    1991                     lamination) for more than five years. Mr. Dunbar previously served as a director of the Corporation from 1968 to 1979.

Franklin J. Lunding, Jr. ............  Attorney in private practice for more than five years.
    Age 62    1972                     Retired Chairman of the Board, President, and Chief
                                       Executive Officer of BioCatalyst Resources, Inc., and its
                                       wholly owned subsidiary, The Prozyme Co., Inc. (manufacturer and distributor of enzyme-based food supplements).

                             EXECUTIVE COMPENSATION

    The following table presents summary information concerning compensation awarded, or paid to, or earned by, the Chief Executive Officer and each of the other executive officers at December 31, 2000, during each of the last three fiscal years for services rendered to the Corporation and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                    ANNUAL COMPENSATION                COMPENSATION(3)
                                           --------------------------------------   ----------------------
                                                                                      AWARDS      PAYOUTS
                                                                                    ----------   ---------
                                                                                    SECURITIES   LONG-TERM
                                                                     OTHER ANNUAL   UNDERLYING   INCENTIVE    ALL OTHER
NAME AND                                                             COMPENSATION    OPTIONS       PLAN      COMPENSATION
PRINCIPAL POSITION                YEAR     SALARY($)   BONUS($)(1)      ($)(2)        (#)(4)      ($)(5)        ($)(6)
------------------              --------   ---------   -----------   ------------   ----------   ---------   ------------
Timothy C. Brown .............    2000     $390,000      $347,879        --           37,500     $144,415      $87,425
  President, Chief                1999      390,000       152,003        --           46,000      138,014       62,938
  Executive Officer and           1998      375,000       150,022        --           52,500        --          96,634
  Chairman of the Board

Phillip J. Stuecker ..........    2000     $206,000      $129,574        --           10,800     $ 37,904      $37,722
  Vice President of               1999      200,000        50,026        --           12,000       36,215       27,402
  Finance, Chief Financial        1998      200,000        63,701        --           13,500        --          39,638
  Officer, and Secretary

Bernard R. Berntson ..........    2000     $201,000      $100,459        --           12,000     $ 21,075      $28,071
  Vice President,                 1999      193,500        64,986        --           12,000       18,108       22,551
  General Manager, North          1998      183,500        24,792        --           10,100        --          27,896
  American Pump &
  Compressor Group

Clifford C. Moulton (7) ......    2000     $170,000      $101,838        --            6,300     $ 29,489      $32,463
  Vice President,                 1999      165,000        38,706        --            7,000       36,215       26,134
  Business Development            1998      204,900        60,159        --            7,300        --          40,569

--------------------------

(1) Represents bonuses paid under the Key Employee Bonus Plan described in the Compensation Committee Report on Executive Compensation.

(2) The named executive officers received certain perquisites in 1998, 1999, and 2000, the amount of which did not exceed the lesser of $50,000, or 10 percent, of any such officer's salary and bonus.

(3) No restricted stock was granted to any of the named executive officers in 1998, 1999, or 2000; and no shares of restricted stock were held by any of the named executive officers as of the end of 2000.

(4) Represents stock options awarded under the Corporation's incentive stock plans.

(5) Represents December 31 market value of shares earned and certified by the Compensation Committee under Long-Term Incentive Plan awards for the previous three-year period.

(6) All Other Compensation represents amounts contributed or accrued for Messrs. Brown, Stuecker, Berntson, and Moulton, under the Corporation's Profit Sharing Plan and Supplemental Profit Sharing Plan of $64,916, $23,877, $22,971, and $21,034, respectively, a 401(k) matching contribution of $5,100 for each of them, and the value of the benefit to the named individuals of the premiums paid by the Corporation on behalf of the named individuals pursuant to the Corporation's "split dollar" insurance program in the amount of $17,409 for Mr. Brown, $8,745 for Mr. Stuecker, and $6,329 for Mr. Moulton

(7) Pursuant to the termination of the Thomas Industries Pension Floor Plan, Mr. Moulton received a lump sum distribution in the amount of $5,397 in 1999.

    The following tables present certain additional information concerning stock options granted to the named executive officers during 2000 and the value of options held by such officers at fiscal year end.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS                                   POTENTIAL REALIZABLE VALUE
---------------------------------------------------------------------------------     AT ASSUMED ANNUAL RATES
                            NUMBER OF      % OF TOTAL                                     OF STOCK PRICE
                           SECURITIES       OPTIONS                                        APPRECIATION
                           UNDERLYING      GRANTED TO    EXERCISE OR                    FOR OPTION TERM(3)
                             OPTIONS      EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------------
NAME                      GRANTED(#)(1)   FISCAL YEAR     ($/SH)(2)       DATE          5%             10%
------------------------  -------------   ------------   -----------   ----------   -----------   -------------
Timothy C. Brown........      37,500          22.8%      $21.3125/sh    12/11/10     $503,508      $1,270,758
Phillip J. Stuecker.....      10,800           6.6        21.3125/sh    12/11/10      145,010         365,978
Bernard R. Berntson.....      12,000           7.3        21.3125/sh    12/11/10      161,123         406,643
Clifford C. Moulton.....       6,300           3.8        21.3125/sh    12/11/10       84,589         213,487

------------------------

(1) All options were granted on December 11, 2000, one-fourth of each option becoming exercisable each year beginning December 11, 2002. All options permit the optionee to pay for exercise with Common Stock owned for at least six months and to use share withholding to pay taxes.

(2) The exercise price for all options granted is equal to the closing market price of the Corporation's Common Stock on December 11, 2000.

(3) The amounts shown under these columns are the result of calculations at 5 percent and 10 percent annual rates over the ten-year term of the options as required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the stock price of the Corporation's Common Stock. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

    The following table sets forth information with respect to the named executive officers concerning exercise of options during the last fiscal year and unexercised options held as of the end of this fiscal year:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                            SHARES                          UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                           ACQUIRED                           OPTIONS AT FY-END #            AT FY-END ($)(2)
                          ON EXERCISE        VALUE        ---------------------------   ---------------------------
NAME                          (#)       REALIZED ($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------   -----------   ---------------   -----------   -------------   -----------   -------------
Timothy C. Brown.......     12,000          $164,000        218,250        162,250      $2,275,617      $656,633
Phillip J. Stuecker....      9,000           122,438         73,875         43,050         836,133       171,980
Bernard R. Berntson....      9,000           125,813         48,400         38,450         560,742       145,852
Clifford C. Moulton....      --              --              64,950         27,150         737,461       112,902

------------------------

(1) Represents the difference between the closing price of the Corporation's Common Stock on the date of exercise and the exercise price of the option.

(2) Based on the market value of the Corporation's Common Stock on December 31, 2000.

    The following table presents information concerning performance share awards granted to the named executive officers during 2000 under the Corporation's 1995 Incentive Stock Plan.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                                                  ESTIMATED FUTURE
                                                                               PAYOUTS UNDER NON-STOCK
                                                                                  PRICE-BASED PLANS
                                                   NUMBER OF    PERFORMANCE    -----------------------
                                                  PERFORMANCE   PERIOD UNTIL    TARGET       MAXIMUM
NAME                                              SHARES (#)     MATURATION       (#)          (#)
----                                              -----------   ------------   ---------   -----------
Timothy C. Brown................................     5,595         12/31/03      5,595        8,392
Phillip J. Stuecker.............................     1,530         12/31/03      1,530        2,295
Bernard R. Berntson.............................     1,000         12/31/03      1,000        1,500
Clifford C. Moulton.............................       765         12/31/03        765        1,147

    Up to 150 percent of the target shares may be earned, depending on the total shareholder return of the Corporation during the three-year period commencing January 1, 2001, and ending December 31, 2003, as compared with the total shareholder return for the Standard & Poor's Small Cap 600 Index. During the performance period, dividend equivalents will be credited based on actual shares earned. The performance share awards provide for pro rata vesting in the event of death, disability, or retirement, and adjust for stock dividends or splits. In the event of a change in control, the performance goals established thereunder shall be deemed satisfied and 100 percent of the target shares will be delivered. In the event of a merger, consolidation, or combination of the Corporation with or into another corporation, the target shares shall be converted into the acquisition consideration. Recipients of the performance share awards may elect to defer receipt of any shares earned during the performance period in accordance with the terms of the performance share awards.

OTHER COMPENSATION ARRANGEMENTS

    The Corporation entered into agreement ("Change of Control Agreements") with Messrs. Brown and Stuecker effective October 1, 1988, and with Mr. Moulton effective March 1, 1993. The Change of Control Agreements provide for continued employment of the respective officer by the Corporation for a period of two years following a "change of control" (as defined) on an equivalent basis to employment immediately before the change of control. If the employee is terminated other than for "cause" (as defined) or if the employee terminates his employment for "good reason" (as defined) after a change of control of the Corporation, each agreement provides for (a) payment of the employee's "highest base salary" (as defined) and prorated annual bonus through the date of termination, (b) payment of the present value of the employee's highest base salary (plus an annual bonus) for a period of three years, (c) payment of any compensation previously deferred, (d) payment of the present value of three annual payments, each equal to the "average annual contribution" (as defined) by the Corporation for the benefit of the employee to all the Corporation's retirement plans, and (e) the continuation of benefits to the employee and/or the employee's family provided in connection with the Corporation's medical and life insurance policies for a period of three years. If it is determined that any payment made pursuant to these agreements would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the respective employee would be entitled to receive additional payments so that the employee would be in the same after-tax position as if no excise tax were imposed. The Change of Control Agreements also provide that an employee will be reimbursed for any legal expenses incurred in litigating his rights under the agreement. Subject to earlier termination as a result of death, disability, retirement, or termination of employment (unrelated to a change of control), these agreements have three-year terms, automatically extending for an additional one-year term from October 1 of each year unless the Corporation terminates the extension upon sixty days' prior notice.

    In conjunction with the Change of Control Agreements, the Corporation entered into an agreement with National City Trust Company establishing a trust to provide in whole, or in part, for the payment of the benefits payable under the Change of Control Agreements. The Corporation, at the direction of the Board of Directors, may contribute to the trust such sums of money or other property as it from time to time deems appropriate to meet its obligations under the Change of Control Agreements.

    In addition, options for a total of 682,871 shares of Common Stock granted under the Corporation's incentive stock plans and presently outstanding (but not currently exercisable) will become immediately exercisable in the event of a change of control of the Corporation.

    The Board of Directors adopted a Severance Pay Policy, effective October 1, 1988, for all full-time officers of the Corporation. If an officer is involuntarily terminated by the Corporation (other than for misconduct), upon the execution by such officer of a waiver and release of all claims against the Corporation, he or she will receive severance pay equal to one-half month's compensation (at the pay rate in effect at the date of the termination) for each year of continuous full-time employment with the Corporation. Severance pay under the Policy is subject to a minimum payment equal to one month's compensation and a maximum payment equal to one year's compensation and will be payable in installments. Any installments outstanding at the time the subject individual begins new employment or self-employment will be waived automatically under the terms of the Policy. In addition, an officer shall be entitled to a "non-compete lump sum" equal to the severance pay described above if the terminated officer executes a one-year Non-Compete Agreement. This non-compete lump sum is payable one year after the date of involuntary termination provided the terminated officer remains in compliance with the Non-Compete Agreement.

    An officer who, within the scope of this Severance Pay Policy, voluntarily terminates employment with the Corporation shall be entitled to a maximum of one month's severance pay. If the Corporation, a division, or subsidiary of the Corporation is sold by the Corporation, no officer shall be deemed terminated because of such sale; and there shall be no entitlement to severance pay pursuant to this Severance Pay Policy.

    Effective in 1997, the Corporation entered into an employment agreement with Mr. Brown by which he will be employed as President and Chief Executive Officer of the Corporation. The term of the Agreement will be extended automatically at the end of each day for an additional day so that the remaining term of the Agreement will be three years, provided that such automatic extension may be terminated by the Board of Directors. This agreement provides for a minimum base salary of $390,000 for the years 2000 and thereafter. It also makes Mr. Brown eligible for (i) annual target bonuses of not less than sixty percent (60%) of his salary, and (ii) participation in the Corporation's 1995 Incentive Stock Plan and awards of stock options and performance shares as determined from time to time by the Compensation Committee. The agreement may be terminated by the Corporation at any time for cause as defined in the Change of Control Agreements referred to above. If Mr. Brown's employment is terminated by the Corporation without cause, the Corporation will be obligated to (i) pay Mr. Brown his base salary for a 36-month period from the date of termination, (ii) provide
Mr. Brown with health and life insurance coverage to which he would otherwise have been entitled, and (iii) pay Mr. Brown a lump sum distribution equal to the present value of three annual contributions to the Corporation's retirement plan. In the event of a change of control, the provisions of the Change of Control Agreements referred to above supersede the provisions of the employment agreement.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for 2000:

EXECUTIVE OFFICER COMPENSATION POLICIES AND 2000 RESULTS

    The Compensation Committee of the Board of Directors administers the Corporation's executive officer compensation program, consisting of base salary, annual bonus opportunities, and stock option grants. Base salary levels reflect individual officer responsibilities and performance over time; adjustments to base salary reflect both individual performance and the Compensation Committee's judgment of Corporation and business unit financial performance. The Corporation's Key Employee Bonus Plan directly links potential annual incentive payments to the accomplishment of predetermined financial and functional goals. A portion of each executive officer's potential bonus is tied to the Corporation's overall financial performance. Awards under the Corporation's 1995 Incentive Stock Option Plan directly link potential participant rewards to increases in shareholder value. As a result of the Corporation's practice in implementing these plans, more than 50 percent of the total senior executive officers' potential compensation is directly related to financial performance and increases in shareholder value.

    With respect to 2000, the Committee approved executive officer salaries based on individual performance and the results of an executive compensation survey conducted for 1999 on behalf of the Committee by an independent executive compensation consulting firm (the "Survey"). Using the Survey as a guide, the Committee believes executive officer base salaries for 2000 are at the median competitive base salary levels of comparatively sized companies.

    For the 2000 Key Employee Bonus Plan, the Committee approved goals based on corporate pre-tax earnings, business unit operating income, return on net assets, and individual participant performance. As a result of the achievement of such goals in 2000, bonuses were awarded to executive officers. See the Summary Compensation Table on page 5.

    Federal tax law establishes certain requirements in order for compensation exceeding $1 million earned by certain executives to be deductible. Because the total compensation for any executive officer is below the $1 million threshold, the Compensation Committee has not had to address the issues relative thereto, except for the performance share award program which has been approved by shareholders.

    Effective in 1997, the Corporation adopted the performance share award program to provide incentives and a more competitive compensation package for its executive officers. The performance share awards are based on the achievement of certain long-term performance goals of the Corporation related to total shareholder return. The Compensation Committee has established targets and goals based on total shareholder return as compared to the Standard & Poor's Small Cap 600 Index and has granted performance share awards to the named executive officers based on these goals. For more information on this subject see "Long-Term Incentive Plan Awards in Last Fiscal Year."

    In 1999, the Compensation Committee approved stock ownership guidelines of four times base pay for the Chief Executive Officer, two times base pay for Vice Presidents, and one and one-half times base pay for other officers. The targeted stock ownership should be achieved by December 31, 2004. Deferred shares will be included in the ownership calculation, but outstanding stock options will not be included.

CHIEF EXECUTIVE OFFICER COMPENSATION

    For 2000, Mr. Brown's potential bonus award was based on the Corporation meeting certain financial objectives, including targets related to company-wide earnings and return on assets as well as operating income and return on assets of the Pump & Compressor business and certain functional objectives. Since such goals were achieved, a bonus was paid for 2000 performance under the bonus program established in February 2000 by the Committee. See the Summary Compensation Table on page 5.

    In 2000, the Committee granted Mr. Brown stock options as part of his overall compensation. The Committee believes that Mr. Brown's stock option grant helps to align his compensation directly with shareholder value. The potential value of this grant is based solely on increases in the fair market value of the Corporation's stock during the term of the option.

    The Compensation Committee granted Mr. Brown a performance share award based on total shareholder return for the reasons discussed above. The combination of stock options and performance share awards granted to Mr. Brown is intended to bring his overall compensation within a competitive range for chief executive officers of companies comparable to the Corporation. For more information concerning the performance share awards, see "Long-Term Incentive Plan Awards in Last Fiscal Year."

    Effective in 1997, the Compensation Committee recommended to the full Board of Directors that the Corporation enter into an employment agreement with Mr. Brown. For further information on the employment agreement, see the last paragraph under the caption "Other Compensation Arrangements."

                            ------------------------

                             COMPENSATION COMMITTEE

                          Lawrence E. Gloyd, Chairman
                                Gene P. Gardner
                               William M. Jordan
                               Anthony A. Massaro

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    During 2000, no executive officer of the Corporation served on the board of directors or compensation committee of any other corporation with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Corporation during 2000, and no member of the Compensation Committee was formerly an officer of the Corporation.

                             AUDIT COMMITTEE REPORT

    The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors (a copy of which is attached to this Proxy Statement as Appendix A) include providing oversight to the Company's financial reporting process through periodic meetings with the Company's independent auditors and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, and its independent auditors.

    We have reviewed and discussed with senior management the Company's audited financial statements included in the 2000 Annual Report to Shareholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

    We have discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company's financial statements with respect to (i) their responsibility under auditing standards generally accepted in the United States, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and
(vi) any difficulties encountered in performing the audit.

    We have received from Ernst & Young LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Ernst & Young LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with us and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

    Based on the review and discussions described above with respect to the Company's audited financial statements included in the Company's 2000 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in the Company's Annual Report on Form 10-K.

    As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company's independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the report of the Company's independent auditors with respect to such financial statements.
                            ------------------------

                                AUDIT COMMITTEE

                          Wallace H. Dunbar, Chairman
                                Gene P. Gardner
                            Franklin J. Lunding, Jr.
                               Anthony A. Massaro

                              INDEPENDENT AUDITORS

    Selection of the independent auditors is made by the Board of Directors upon consultation with the Audit Committee. The Corporation's independent public accountants for fiscal year ended December 31, 2000, were Ernst & Young LLP ("Ernst & Young"). The Board of Directors will vote upon selection of the auditors for the current fiscal year at a future Board of Directors meeting. Representatives of Ernst & Young will be present at the Annual Meeting with the opportunity to respond to appropriate questions and to make a statement if they desire to do so.

AUDIT FEES

    The Company estimates that the aggregate fees billed by its independent auditors for professional services rendered in connection with (i) the audit of the Company's annual financial statements set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, and (ii) the review of the Company's quarterly financial statements set forth in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000, were $186,398.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    The Company paid no fees in this category for the year ended December 31, 2000.

ALL OTHER FEES

    The Company estimates that the aggregate fees for all other services rendered by its independent auditors for the Company's most recent fiscal year were $102,613. These fees include audit-related fees of approximately $60,517 for work performed by the independent auditors with respect to audits of employee benefit plans, accounting consultations, due diligence, and statutory audits not necessary for sign-off on the consolidated financial statements, as well as income tax compliance and consulting services of approximately $42,096.

    The Audit Committee has advised the Company it has determined that the non-audit services rendered by the Company's independent auditors during the Company's most recent fiscal year are compatible with maintaining the independence of such auditors.

                               PERFORMANCE GRAPH

    The following graph sets forth a comparison of the Corporation's cumulative total shareholder return, assuming reinvestment of dividends, for the last five years with the cumulative total return for the same period measured by the Standard & Poor's Small Cap 600 Index and the Value Line Machinery Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                             1995       1996       1997       1998       1999       2000
                                           --------   --------   --------   --------   --------   --------
Thomas Industries Inc....................    $100     $ 90.59    $130.40    $131.45    $139.18    $160.70
Standard & Poor's Small Cap 600 Index....     100      120.81     151.49     149.24     164.10     182.98
Value Line Machinery Index...............     100      127.20     194.78     166.39     226.62     233.21

    Based on $100 invested on December 31, 1995, in the Corporation's Common Stock, the Standard & Poor's Small Cap 600 Index and the Value Line Machinery Index.

                               BOARD OF DIRECTORS

    The Board of Directors held five meetings during 2000. All directors attended at least 75 percent of the aggregate number of such meetings and of meetings of Board committees on which they served in 2000.

    The Board of Directors has an Audit Committee that met three times during 2000. The Audit Committee is currently composed of Wallace H. Dunbar, Gene P. Gardner, Franklin J. Lunding, Jr., and Anthony A. Massaro. The functions of the Audit Committee are noted in the Audit Committee report on page 11, as well as in the Audit Committee Charter attached as Appendix A. All of the members of the Audit Committee are independent as defined in the New York Stock Exchange listing standards.

    The Board of Directors has a Compensation Committee which met three times during 2000. The Compensation Committee is currently composed of Gene P. Gardner, Lawrence E. Gloyd, William M. Jordan, and Anthony A. Massaro. The functions of the Compensation Committee consist of establishing the remuneration for the Chief Executive Officer, consulting with the Chief Executive Officer with respect to the compensation of other executives of the Corporation, and administering and determining awards under the Corporation's stock incentive plans and certain other employee benefit plans.

    The Nominating and Search Committee met once during 2000. The Nominating and Search Committee is currently composed of H. Joseph Ferguson, Gene P. Gardner, and Lawrence E. Gloyd. The functions of the Nominating and Search Committee consist of reviewing the recruitment of senior management, monitoring senior management and director succession plans, and reviewing new director nominees. The Nominating and Search Committee will consider director nominees recommended by shareholders if such recommendations are submitted in writing to the Committee.

    Directors who are committee chairmen (except for directors who are employees of the Corporation) currently receive a fee of $19,200 per year, and all other directors (except for directors who are employees of the Corporation) receive a fee of $16,800 per year. In addition, all directors (except for directors who are employees of the Corporation and the Chairman of the Board) receive $1,000 for attendance at each Board of Directors meeting, committee meeting, special management meeting, if any, and annual meeting of shareholders, plus expenses for attendance. In addition, pursuant to the Corporation's Nonemployee Director Stock Option Plan, each non-employee director receives, on the date of each annual meeting, a non-qualified stock option to purchase 3,000 shares of Common Stock. Effective in 1997, the Nonemployee Director Stock Option Plan permits directors to elect to receive their annual retainer and meeting fees in shares of Common Stock.

    Any director elected prior to 1995 terminating his membership on the Board of Directors after at least one year of service thereon is eligible to receive an annual retainer fee, plus certain benefits as are available to active directors, for three years following termination of Board membership. Any new director elected to the Board after 1994 is entitled to receive a benefit equal to one year's retainer fee for each three years served on the Board of Directors, up to a maximum of a three-year benefit. This fee is equal to the fee such director received as an active member of the Board prior to termination.

    In 1999, the Compensation Committee approved stock ownership guidelines of five times the annual retainer for the Thomas Board of Directors. The targeted stock ownership should be achieved by December 31, 2004. Deferred shares will be included in the ownership calculation, but outstanding stock options will not be included.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires that certain of the Corporation's officers and directors, and persons who own more than ten percent of the Corporation's outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. During 2000, to the knowledge of the Corporation, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

                         PROPOSALS OF SECURITY HOLDERS

    A shareholder proposal to be presented at the 2002 Annual Meeting must be received at the Corporation's executive offices, 4360 Brownsboro Road, Suite 300, Louisville, Kentucky 40207, by no later than November 12, 2001, for evaluation as to inclusion in the Proxy Statement in connection with such Meeting.

    In order for a shareholder to nominate a candidate for director, under the Corporation's Bylaws, timely notice of the nomination must be given in writing to the Secretary of the Corporation. To be timely, such notice must be received at the principal executive offices of the Corporation not less than ninety days prior to the meeting of shareholders. Such notice must describe various matters regarding both the nominee and the shareholder giving the notice, including such information as name, address, occupation, and shares held.

    In order for a shareholder to bring other business before a shareholders meeting, timely notice must be given to the Secretary of the Corporation within the time limits described above. Such notice must include various matters regarding the shareholder giving the notice and a description of the proposed business. These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Corporation's proxy statement.

                    OTHER MATTERS TO COME BEFORE THE MEETING

    The Board of Directors of the Corporation knows of no other business which may come before the Annual Meeting. However, if any other matters are properly presented to the Meeting, the persons named in the proxy will vote upon them in accordance with their best judgment.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

                                               By Order of the Board of Directors

                                               Phillip J. Stuecker
                                               VICE PRESIDENT OF FINANCE,
                                               CHIEF FINANCIAL OFFICER AND SECRETARY

Date: March 12, 2001

                                                                      APPENDIX A

                             THOMAS INDUSTRIES INC.
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                               OPERATING CHARTER

The Board of Directors of Thomas Industries Inc. has appointed an Audit Committee pursuant to authorization in Section 8 of Article III of the Company's Bylaws. The objectives, composition, and responsibilities of the Audit Committee are as follows:

OBJECTIVES

The primary objective of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to the Company's accounting policies, internal controls, and financial reporting practices. In addition, the Committee will maintain open lines of communication among the Board, management, and the Company's independent auditors on these matters.

COMPOSITION

The Committee shall consist of not fewer than three directors, as determined from time to time by the Board, each of whom shall meet the independence requirements of the New York Stock Exchange, Inc. Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment. In addition, at least one member of the Audit Committee shall have accounting or related financial management expertise, as such qualification is interpreted by the Board of Directors in its business judgment. Each year, one of the members shall be appointed Chairman of the Committee by the full Board of Directors.

RESPONSIBILITIES

- The Committee shall meet on a regular basis and hold special meetings as circumstances require. In addition, the Committee shall meet privately with the Company's independent auditors.

- The Committee shall report its activities to the full Board of Directors on a regular basis.

- The Committee shall review the effectiveness of the independent auditors through regular meetings with them and shall recommend to the Board of Directors the appointment of independent auditors to audit the financial statements of the Company. The Company's independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, which have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors.

- The Committee shall obtain confirmation and assurance as to the independent auditors' independence, including ensuring that they submit on a periodic basis (not less than annually) to the Audit Committee a formal written statement delineating all relationships between the independent auditors and the Company. The Audit Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may have an impact on the objectivity and independence of the independent auditors and for recommending that the Board of Directors take appropriate action in response to the independent auditors' report to satisfy itself of their independence.

- The Committee shall review annually with management and the independent auditors the need and/or status of any internal audit activities to be performed during the ensuing year, the manner in which such activities will be carried out, and the coordination of such activities with the independent auditors.

- The Committee shall review annually the audit plan of the Company's independent auditors.

- The Committee shall discuss with the independent auditors and monitor the adequacy of the Company's internal controls by reviewing audit recommendations and management's response and actions to correct identified deficiencies.

- The Committee shall review the Company's annual financial statements with management and the independent auditors. The Committee shall discuss with the independent auditors their judgment about the quality, not just the acceptability, of significant accounting principles, accounting changes, and underlying estimates.

- The Committee shall discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61.

- The Committee shall identify and direct special projects, hold special meetings, or perform any other actions it believes are necessary in order to perform its oversight functions.

- The Committee shall approve the Audit Committee report presented in the annual Proxy Statement.

    While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors, or to assure compliance with laws and regulations and the Company's corporate policies.

                                DETACH CARD HERE
--------------------------------------------------------------------------------

                                     PROXY
                             THOMAS INDUSTRIES INC.
          4360 BROWNSBORO ROAD, SUITE 300, LOUISVILLE, KENTUCKY 40207
                 Solicited on behalf of the Board of Directors
                         Annual Meeting of Shareholders
                                 April 19, 2001

       The undersigned hereby appoints Timothy C. Brown and Phillip J. Stuecker, or either of them, with full powers of substitution, to represent and to vote the stock of the undersigned at the Annual Meeting of Shareholders of Thomas Industries Inc., to be held at the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky, on Thursday, April 19, 2001, at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof as follows:

       1.   Election of Directors

            / /  FOR all the nominees listed below        / /  WITHHOLD AUTHORITY to vote for all
            (except as marked to the contrary below)      the nominees listed below
            H. Joseph Ferguson                            Anthony A. Massaro

       INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name below.

       -------------------------------------------------------------------------------------------------------

       2.   In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

         PLEASE MARK, SIGN ON THE REVERSE SIDE, DATE, AND RETURN IN THE
                               ENCLOSED ENVELOPE.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                DETACH CARD HERE
--------------------------------------------------------------------------------

                           (CONTINUED FROM OTHER SIDE)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSAL 1.

                                                Date ____________________ , 2001

                                                ________________________________
                                                          Signature(s)

                                                ________________________________
                                                          Signature(s)

                                                When signing as attorney,
                                                administrator, personal
                                                representative, executor,
                                                custodian, trustee, guardian, or
                                                corporate official, please give
                                                your full title as such. When
                                                stock is held in the name of
                                                more than one person, each such
                                                person should sign the proxy.